Exhibit 99.1

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2009

U.S. DOLLARS IN THOUSANDS

INDEX

Page

Report of Independent Auditors	2

Carve-out Consolidated Balance Sheets	3

Carve-out Consolidated Statements of Operations	4

Carve-out Statements of Total Contribution of Capital by Owners	5

Carve-out Consolidated Statements of Cash Flows	6 – 7

Notes to Carve-out Consolidated Financial Statements	8 – 20

- - - - - - - - - -

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of Bitstream Inc.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

We have audited the accompanying carve-out consolidated balance sheets of the Business Acquired from Press-Sense Ltd. and its subsidiaries (“the Business Acquired”) as of December 31, 2008 and 2009 and the related carve-out consolidated statements of operations, changes in total contribution of capital by owners and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of Bitstream Inc.’s management. Our responsibility is to express an opinion on these carve-out financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free of material misstatement. We were not engaged to perform an audit of the Business Acquired’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Business Acquired’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the carve-out financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall carve-out financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the carve-out consolidated financial statements referred to above present fairly, in all material respects, the carve-out consolidated financial position of the Business Acquired as of December 31, 2008 and 2009, and the carve-out consolidated results of its operations and cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States.

/s/ Kost Forer Gabbay and Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
August 17, 2010	A Member of Ernst & Young Global

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

CARVE-OUT CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2008	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,156	$2,341
Restricted cash	263	516
Trade receivables (net of allowance for doubtful accounts of $ 348 and $ 238 as of December 31, 2008 and 2009, respectively)	697	669
Prepaid expenses and other current assets	294	246

Total current assets	4,410	3,772

LONG-TERM ASSETS:
Long-term lease deposits	87	32
Severance pay fund	488	652

Total long-term assets	575	684

PROPERTY AND EQUIPMENT, NET (Note 3)	554	389

Total assets	$5,539	$4,845

LIABILITIES
CURRENT LIABILITIES:
Short-term bank loan	$5	$—
Current maturities of long-term loan (Note 4)	—	2,444
Trade payables	503	531
Employees and payroll accruals	905	520
Deferred revenues	6,601	5,030
Advances from customers	1,099	1,396
Royalties to the OCS (Note 5)	503	503
Other current liabilities	375	508

Total current liabilities	9,991	10,932

LONG-TERM LIABILITIES:
Long-term loan (Note 4)	5,000	3,056
Accrued severance pay	809	834

Total long-term liabilities	5,809	3,890

COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

Total liabilities	15,800	14,822

Total contribution of capital by owners	$(10,261)	$(9,977)

The accompanying notes are an integral part of the carve-out consolidated financial statements.

August 17, 2010	/s/ Anna M. Chagnon	/s/ James P. Dore
Date of approval of the financial statements	Anna M. Chagnon President and Chief Executive Officer of Bitstream Inc.	James P. Dore VP and Chief Financial Officer of Bitstream Inc.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

CARVE-OUT CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Year ended December 31,
	2008	2009

Revenues	$5,954	$7,908
Cost of revenues	3,436	1,925

Gross profit	2,518	5,983

Operating expenses:
Research and development, net	7,513	2,603
Sales and marketing	4,949	3,522
General and administrative	2,309	1,583

Total operating expenses	14,771	7,708

Operating loss	12,253	1,725
Financial expenses	1,300	990

Net loss	$13,553	$2,715

The accompanying notes are an integral part of the carve-out consolidated financial statements.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

CARVE-OUT STATEMENTS OF TOTAL CONTRIBUTION OF CAPITAL BY OWNERS

U.S. dollars in thousands

	Contribution of capital	Accumulated	Total contribution of capital
	by owners	deficit	by owners

Balance as of January 1, 2008	$12,289	$(17,132)	$(4,843)

Issuance of share upon exercise of options	12	—	12
Issuance of Preferred share in connection with credit line	701	—	701
Beneficial conversion feature (“BCF”) related to the conversion of the convertible loan	250	—	250
Issuance of Preferred share, net	6,921	—	6,921
Amortization of deferred stock compensation	93	—	93
Stock compensation related to options granted to employees	158	—	158
Net loss	—	(13,553)	(13,553)

Balance as of December 31, 2008	20,424	(30,685)	(10,261)

Issuance of share upon exercise of options	4	—	4
Compensation related to issuance of Preferred share in connection with credit line	510	—	510
Issuance of Preferred share, net	2,118	—	2,118
Amortization of deferred stock compensation	59	—	59
Stock compensation related to options granted to employees	308	—	308
Net loss	—	(2,715)	(2,715)

Balance as of December 31, 2009	$23,423	$(33,400)	$(9,977)

The accompanying notes are an integral part of the carve-out consolidated financial statements.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

CARVE-OUT CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2008	2009
Cash flows from operating activities:

Net loss	$(13,553)	$(2,715)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	213	235
Stock-based compensation	251	367
Compensation related to utilization of credit line	701	—
BCF related to the conversion of the convertible loan	250	—
Compensation related to issuance of Preferred share in connection with credit line	—	510
Accrued interest and amortization of available-for-sale marketable securities, net	(69)	—
Decrease in trade receivables	1,058	28
Increase in prepaid expenses and other current assets and long-term lease deposits	(61)	103
Increase (decrease) in trade payables	(144)	28
Increase (decrease) in other current liabilities, royalties to the OCS, deferred revenues, advances from customers, employees and payroll accruals	868	(1,526)
Increase (decrease) in accrued severance pay, net	15	(139)

Net cash used in operating activities	(10,471)	(3,109)

Cash flows from investing activities:

Increase in restricted cash	—	(253)
Proceeds from available-for-sale marketable securities	1,177	—
Purchase of property and equipment	(216)	(70)

Net cash provided by (used in) investing activities	961	(323)

Cash flows from financing activities:

Short-term bank loan	(11)	(5)
Proceeds from issuance of shares upon exercise of options	12	4
Proceeds from utilizing credit line	5,000	500
Contribution of capital by owners	6,921	2,118

Net cash provided by financing activities	11,922	2,617

Increase (decrease) in cash and cash equivalents	2,412	(815)
Cash and cash equivalents at the beginning of the year	744	3,156

Cash and cash equivalents at the end of the year	$3,156	$2,341

The accompanying notes are an integral part of the carve-out consolidated financial statements.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

CARVE-OUT CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2008	2009

Supplement disclosure of non-cash investing activities:

Purchasing property and equipment	$42	$—

Supplemental disclosure of cash flow information:

Cash paid during the year for income taxes	$177	$133

Cash paid during the year for interest	$303	$364

The accompanying notes are an integral part of the carve-out consolidated financial statements.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:- GENERAL

a.	Press sense Ltd. (“Press-Sense”) was incorporated in Israel in May 2001. On June 3, 2010 Bitstream Inc. (“Bitstream”), a Delaware Company, traded on Nasdaq, completed the acquisition of certain of the assets of Press-Sense, in consideration of $ 6,500 (“the Business Acquired”). At the time of the acquisition, a court appointed receiver was overseeing the liquidation of Press-Sense as a result of a request of creditors of Press-Sense. Under the terms of the agreement, Bitstream acquired all Press-Sense software and knowhow and related intellectual property rights (both source code and object code, whether existing or under development) fixed and tangible assets, trademarks, transferable licenses, customer data. In addition, Bitstream did not assume any of the known or unknown liabilities of Press-Sense and its subsidiaries. However, in accordance with the Securities and Exchange Commission (“SEC”) staff reporting manual, these carve-out financial statements reflect the assets and liabilities of the entire Business Acquired, although not fully assumed as part of the acquisition by Bitstream.

The Business Acquired develops and markets of Business Flow Automation for the print industry. The Business Acquired’s products and solutions provide commercial printing and digital service providers with a comprehensive approach to creating internet-based revenue streams, automated production workflows, and business management tools that maximize production efficiency, monitor and reduce costs, and increase profit ratios.

b.	During the period ended December 31, 2008 and December 31, 2009, one of the Business Acquired’s customer accounted for approximately 42% and 66%, respectively, of total revenues (for major customers information refer to Note 9).

A loss of the aforementioned customer or a significant reduction of the amount of products ordered, or the inability to obtain a satisfactory replacement of the customer in a timely manner may have a significant impact on the Business Acquired’s sales and the results of operations.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

The carve-out consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

a.	Use of estimates:

The preparation of carve-out financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements U.S. dollars:

A substantial portion of the Business Acquired’s financing activities including revenue, loans, equity transactions and cash investments are incurred in U.S. dollars. Management believes that the dollar is the currency of the primary economic environment in which the Business Acquired and its subsidiaries operate. Thus, the functional and reporting currency of the Business Acquired and its subsidiaries is the dollar.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance Statement of the Accounting Standard Codification No. 830 “Foreign Currency Matters” (“ASC No. 830”), formerly Statement of Financial Accounting Standard 52, “Foreign Currency Translation” (“SFAS 52”). All transactions gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The carve-out consolidated financial statements include the accounts of the Business Acquired and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible into cash with original maturities of three months or less.

e.	Restricted cash:

As of December 31, 2008 and 2009, the Business Acquired had approximately $ 263 and $ 516, respectively, in restricted cash held as a collateral for the Business Acquired’s derivative instruments activities and to secure the credit line agreement (see also Note 4).

f.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%

Computers and peripheral equipment	33
Motor vehicles	15
Office furniture and equipment	6-7
Leasehold improvements	By the shorter of the term of the lease or the life of the asset

g.	Impairment of long-lived assets:

The Business Acquired and its subsidiaries long-lived assets are reviewed for impairment in accordance with Statement of the Accounting Standard Codification No. 360, “Property, Plant and Equipment” (“ASC No. 360”), formerly Statement of Financial Accounting Standard 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. As of December 31, 2008 and 2009, no impairment losses have been identified.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

h.	Research and development costs:

ASC 985-20 “Costs of Software to Be Sold, Leased, or Marketed” (“ASC No. 985-20”) (previously SFAS No. 86), requires capitalization of certain software development costs, subsequent to the establishment of technological feasibility.

Based on the Business Acquired’s product development process, technological feasibility is established upon the completion of a working model. The Business Acquired generally does not incur any costs between the completion of the working model and the point at which the product is ready for general release. Therefore, research and development costs are charged to the statement of operations as incurred.

Research and development costs are presented net of grants received from the Office of the Chief Scientist.

i.	Income taxes:

The Business Acquired and its subsidiaries account for income taxes in accordance with Accounting Standard Codification No. 740 “Income Taxes” (“ASC 740”), formerly Statement of Financial Accounting Standard 109, “Accounting for Income Taxes” (SFAS 109). This statement prescribes the use of the liability method, whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Business Acquired and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

In July 2006, the FAS issued Financial ASC topic 740 guidelines relating to uncertain tax position (“ASC 740”), “Income Taxes”, previously referred to as FIN 48, which applies to all tax positions related to income taxes subject to Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”. ASC 740 requires a new evaluation process for all tax positions taken. If the probability for sustaining said tax position is greater than 50%, then the tax position is warranted and recognition should be at the highest amount which would be expected to be realized upon ultimate settlement. ASC 740 requires expanded disclosure at each annual reporting period, unless a significant change occurs in an interim period. Differences between the amount recognized in the statements of financial position prior to the adoption of ASC 740 and the amounts reported after adoption should be accounted for as an adjustment to the beginning balance of retained earnings. ASC 740 is effective for non-public enterprises for fiscal years beginning after December 15, 2008.

On January 1, 2009, the Business Acquired adopted ASC 740. The initial application of ASC 740-10, to the Business Acquired’s tax positions had no effect on the Business Acquired’s carve-out consolidated financial statements.

j.	Revenue recognition:

The Business Acquired generates revenues from licensing the rights to use their products, from maintenance, implementation, training and installation. The Business Acquired sells its products primarily through the direct sales force and through OEM agreements.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Business Acquired accounts for software licensing sales in accordance with ASC 985-605, “Software Revenue Recognition” (previously Statement of Position (“SOP”) 97-2 and SOP 98-9). ASC 985-605 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. In addition, according to ASC 985-605, revenues should be allocated to the different elements in the arrangement under the “residual method” when Vendor Specific Objective Evidence (“VSOE”) of fair value exists for all undelivered elements and no VSOE exists for the delivered elements. Under the residual method, at the outset of the arrangement with the customer, the Business Acquired defers revenue for the fair value of its undelivered elements (usually maintenance and support) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (software product) when all other criteria in ASC 985-605 have been met. Any discount in the arrangement is allocated to the delivered element. If sufficient specific objective evidence does not exist for all undelivered elements, revenue is deferred for the entire arrangement until all revenue recognition criteria are met for such undelivered elements.

Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectability is probable. The Business Acquired generally does not grant a right of return to its customers.

Maintenance revenues included in multiple element arrangements are deferred and recognized on a straight-line basis over the term of the maintenance agreements. The VSOE of fair value of maintenance is determined based on the price charged for maintenance when sold separately.

Deferred revenues include unearned amounts received under maintenance contracts and amounts received from customers but not recognized as revenues.

k.	Concentrations of credit risks:

Financial instruments that potentially subject the Business Acquired to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and trade receivables.

The majority of cash and cash equivalents are invested in deposits with major banks in Israel. Management believes that the financial institutions that hold the Business Acquired’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Business Acquired’s trade receivables are mainly derived from sales to customers located mainly in the U.S and in Europe. The Business Acquired performs ongoing credit evaluations of its customers. An allowance for doubtful accounts is determined with respect to those amounts that the Business Acquired has determined to be doubtful of collection.

l.	Derivative instruments:

ASC 815, “Derivative and Hedging” (Pre-codification SFAS No. 133), requires companies to recognize all of their derivative instruments as either assets or liabilities in the statement of financial position at fair value.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

To hedge against the risk of overall changes in cash flows resulting from foreign currency, the Business Acquired hedges portions of its forecasted expenses denominated in New Israeli Shekels (“NIS”). These forwards contracts are not designated as hedging instruments, as defined by ASC 815. Therefore, gains and losses related to such derivative instruments are recorded in financial income/expenses.

As of December 31, 2008 and 2009 the Business Acquired did not record an asset or liability from derivative instruments due to immateriality.

m.	Accounting for stock-based compensation:

The Business Acquired adopted the fair value recognition provisions of ASC No. 718, “Compensation – Stock Compensation” (“ASC No. 718”) (previously SFAS 123(R)). ASC No. 718 requires businesses to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Business Acquired’s carve-out consolidated statement of operations.

Under the provisions of ASC No. 718, the fair value of each option is estimated on the date of grant using the Black & Scholes option valuation model that uses the assumptions noted in the following table:

	Year ended December 31,
	2008	2009
Expected volatility	60%	75%
Expected dividends	0%	0%
Expected term (in years)	6.4	5-6.1
Risk free interest	3.5%-3.7%	2.64%

Risk-free interest rates are based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the contractual life of the options. The expected term of the options granted is determined based on the simplified method.

The Business Acquired recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards.

The Business Acquired applies ASC No. 718 and ASC 505-50, “Equity-Based Payments to Non-Employees” (“ASC No. 505-50”) (previously Emerging Issues Task Force No. 96-18, “EITF 96-18”), with respect to options and warrants issued to non-employees. ASC No. 718 requires the use of option valuation models to measure the fair value of the options and warrants at the date of grant.

During the years ended December 31, 2008 and 2009, the Business Acquired recorded compensation expenses of $ 251 and $ 367, respectively.

As of December 31, 2009, there was $ 204 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the plan. Had the Business Acquired continued its operation such cost was expected to be recognized over a weighted average period of 1.5 years.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

n.	Severance pay:

The Business Acquired liability for severance pay is calculated pursuant to Israel’s Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment or a portion thereof. The Business Acquired’s liability for its Israeli employees is fully provided by monthly deposits with insurance policies and by an accrual. The value of these deposits is recorded as an asset in the Business Acquired’s carve-out balance sheet.

The Business Acquired applies Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”) for certain employees. Pursuant to Section 14, the employees covered by this section, are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf by the Business Acquired. Payments in accordance with Section 14 release the Business Acquired from any future severance payments in respect of those employees. As a result liability in respect of these employees does not exist and therefore, not presented. Deposits under Section 14 are not recorded as an asset in the Business Acquired’s carve-out balance sheet.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expenses for the years ended December 31, 2008 and 2009 were $ 644 and $ 159, respectively.

o.	Fair value of financial instruments:

The following methods and assumptions were used by the Business Acquired in estimating its fair value disclosures for financial instruments:

The carrying amounts of cash and cash equivalents, restricted cash, trade receivables, prepaid expenses and other current assets, trade payables, employees and payroll accruals, deferred revenues, royalty to OCS and other current liabilities approximate their fair values due to the short-term maturities of such instruments.

p.	Initial adoption of new Accounting Standards:

1.	In June 2009, the FASB issued ASC Topic 105, “Generally Accepted Accounting Principles” (“FASB Codification”), which was previously referred to as SFAS No. 168, “A Replacement of SFAS No. 162.” The FASB Codification is effective for interim and annual periods ending after September 15, 2009 and became the single official source of authoritative, non-governmental U.S. GAAP, other than guidance issued by the Securities and Exchange Commission. All other literature will become non-authoritative. The standard does not have a material impact on the business acquire’s consolidated financial statements and notes. The Business Acquired has updated its disclosures with the appropriate FASB Codification references for the year ended December 31, 2009. As such, all of the notes to the consolidated financial statements have been updated with the appropriate FASB Codification references.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.	In June 2008, the FASB issued ASC 815-40, “Derivative and Hedging-Contracts in Entity’s Own Equity” (“ASC 815-40”), formerly EITF No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”. ASC 815-40 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. In ASC 815-10-15, formerly paragraph 11(a) of SFAS No. 133, specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the business acquire’s own stock and (b) classified in shareholders’ equity in the statement of financial position would not be considered a derivative financial instrument. ASC 815-40 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the ASC 815-10-15 formerly SFAS 133 paragraph 11(a) scope exception. The initial adopting of ASC 815-40 had no effect on the Business Acquired’s carve-out consolidated financial statements.

NOTE 3:- PROPERTY AND EQUIPMENT

Composition of property and equipment is as follows:

	December 31,
	2008	2009
Cost:
Computers and peripheral equipment	$806	$836
Motor vehicles	52	52
Office furniture and equipment	113	143
Leasehold improvements	83	93

	1,054	1,124
Accumulated depreciation	500	735

Depreciated cost	$554	$389

Depreciation expenses were $ 213 and $ 235 in the years ended December 31, 2008 and 2009, respectively.

NOTE 4:- SHORT-TERM CREDIT LINE

a.	On May 12, 2008, the Business Acquired entered into a credit agreement with Plenus (the “lender”) under which, the lender made available to the Business Acquired a credit line in the aggregate amount of $ 5,000 (the “loan”). The principal amount of the loan is due and payable in 18 consecutive monthly installments of approximately $ 278 each, commencing May 2010. The Business Acquired utilized the entire outstanding credit line in the amount of $ 5,000. In connection with the loan the Business Acquired issued to the lender Preferred shares. With respect to this issuance, the Business Acquired recorded stock compensation in the amount of $ 701 which was recorded as part of financial expenses on the date of grant.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:- SHORT-TERM CREDIT LINE (Cont.)

In May 2009, the Business Acquired signed on an amendment to the credit agreement with the Lender under which the Lender agreed to postpone commencement of the repayment of the Loan until January 2011. Such postponement is subject to the Business Acquired raising at least $ 2,000 through an equity investment from new investors by May 2010. If the Business Acquired fails to complete such investment, the postponement will take effect if the following two conditions are met: (i) the Business Acquired demonstrate that its aggregate bookings during the 12 months (between April 30, 2009 to April 30, 2010) equals or exceeds $ 6,250; and (ii) the Business Acquired demonstrates that its free cash reserves, as of such date, starting from May 2010, equals or exceeds three times the Business Acquired’s average monthly burn rate during the six full months immediately preceding such payment date.

In connection with the credit agreement amendment, the Business Acquired issued to the lender Preferred share free of charge. The Business Acquired accounted for the amendment of the Loan under the provisions with Accounting Standard Codification No. 470-50-40, “Debt-Modification and Extinguishment-Derecognition” (“ASC 470-50-40”), formerly EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”, and as such, the Business Acquired recorded an immediate nonrecurring loss totaled to approximately $ 510 which was recorded as part of financial expenses.

b.	On April 20, 2009, the Business Acquired entered into a credit agreement with a commercial bank in Israel (the “bank”). Under this agreement, the bank extended to the Business Acquired a revolving credit line in the aggregate amount of $ 1,500. The loan bears U.S. dollar denominated interest at an annual rate equal to the one-year LIBOR plus 4% on the outstanding principal amount. As part of the credit agreement, the Business Acquired granted to the lenders a first priority floating and fixed charge over its account receivables. As of December 31, 2009, the Business Acquired utilized $ 500 out of the credit line.

In connection with the credit agreement, the Business Acquired issued warrants to the bank to purchase Preferred shares at an exercise price of $ 4.25 per share. These warrants were accounted for in accordance with ASC 815-40-15 and should be recorded as a liability. As of December 31, 2009, all warrants are outstanding and exercisable at an exercise price of $ 4.25 per share. Due to the fact that these warrants have immaterial value, they are not presented separately in the carve-out balance sheet.

NOTE 5:- COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

The Business Acquired leases its facilities and motor vehicles under various operating lease agreements, which expire on various dates, the latest of which is in 2015. Had the Business Acquired continued its operation, the minimum payments under the rental of premises lease are approximately $ 160 for each of the next six years and the minimum payments under the lease of motor vehicles are approximately $ 220 for 2010 and $ 20 for 2011. Lease expenses for the years ended December 31, 2008 and 2009 were $ 496 and $ 312, respectively. Rental expenses for the years ended December 31, 2008 and 2009 were $ 154 and $ 197, respectively.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:- COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

b.	Government grants:

The Business Acquired participated in programs sponsored by the Israeli Government through the Office of the Chief Scientist (“OCS”) for the support of research and development activities. Till December 31, 2009, the Business Acquired had obtained grants from the OCS aggregating $ 931 for certain of the Business Acquired’s research and development projects. According to part of the programs, the Business Acquired is obligated to pay royalties to the OCS, amounting to 3.5%-4% of the sales of the products and other related revenues generated from such projects, up to 100%-150% of the grants received, linked to the U.S. dollars and bearing annual interest at a rate based on the LIBOR. Had the Business Acquired continued its operation, the aggregate contingent liability to the OCS amounted to approximately $ 503, as of December 31, 2009.

c.	Pledges:

The Business Acquired pledged a bank deposit in the amount of $ 516 as collateral for the Business Acquired’s derivative instruments activities and to secure the credit line agreement.

NOTE 6:- TOTAL CONTRIBUTION OF CAPITAL BY OWNERS

a.	Investment agreement:

1.	On April 1, 2008, the Business Acquired entered into a Convertible Loan Agreement with a certain investor under which he provided the Business Acquired a loan in the amount of $ 1,000.

2.	In September and November 2008, according to a Preferred share purchase agreement, the Business Acquired issued to certain investors Preferred share, in consideration of $ 5,921, net of issuance expenses. In addition, as part of this share purchase agreement, the Business Acquired converted the $ 1,000 convertible loan into Preferred share with a 20% discount from the financing round price per share. With respect to issuance of the Preferred share, the Business Acquired recorded BCF in the amount of $ 250 which was recorded as part of financial expenses.

3.	On May 18, 2009, according to a Preferred share purchase agreement, the Business Acquired issued to certain investors Preferred shares, in consideration of $ 2,118, net of issuance expenses.

b.	On November 2009, the Business Acquired decided on an exceptional basis to reduce options exercise price. Options exercise price under 2003 plan and 2006 plan were reduced to $ 0.5 and $ 0.7, respectively. The Business Acquired accounted for these changes as modifications in accordance with ASC 718. The Business Acquired calculated the incremental value of these modifications and recorded compensation cost in a total amount of $ 48 (as part of the compensation expenses mentioned above).

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:- FINANCING EXPENSES, NET

	2008	2009
Bank charges (interest income), net	$15	$(43)
Interest with respect of loan (see Note 4)	275	475
Compensation related to credit line and BCF (see Note 4) (*)	951	510
Exchange rate (gain) loss, net	59	48

Total financing expenses, net	$1,300	$990

(*)	As discussed in Note 4a the Business Acquired recorded compensation related to the loan agreement in 2008 and the credit agreement amendment in 2009 in the amount of $ 701 and $ 510, respectively. In addition in 2008, the Business Acquired recorded BCF in the amount of $ 250 with respect to conversion of the convertible loan into Preferred shares with a 20% discount from the financing round price per share.

NOTE 8:- INCOME TAXES

a.	Measurement of taxable income:

Under Israeli law (the Income Tax (Inflationary Adjustments) Law, 1985), until 2007, the Business Acquired’s results for tax purposes were adjusted annually as a result of changes in the Israeli Consumer Price Index (CPI).

In February 2008, the Knesset (Israel’s parliament) passed an amendment to such law, that limits its scope starting in 2008, and thereafter. Starting in 2008, the Business Acquired’s results for tax purposes are measured in nominal values, excluding certain adjustments for changes in the Israeli CPI carried out in the period up to December 31, 2007. The amendment to the law includes, inter alia, the elimination of the inflationary additions and deductions and the additional deduction for depreciation starting in 2008.

b.	The Law for the Encouragement of Capital Investments, 1959 (“the Law”):

According to the Law, the Business Acquired is entitled to various tax benefits by virtue of the “Beneficiary Enterprise” status granted to part of its enterprises, as defined by this Law.

In March 2005, the Knesset (Israel’s Parliament) passed the Arrangements Law for fiscal year 2005, which includes a broad and comprehensive amendment to the provisions of the above Law (“Amendment No. 60 to the Law”).

The principal benefits by virtue of the Law under the alternative benefits track, are:

The Business Acquired is tax exempt for a benefit period of two years and in the five subsequent years of the benefit period is subject to a reduced tax rate of 10%-25% (based on percentage of foreign ownership).

The basic condition for receiving the benefits under this track is for the enterprise to be a “competitive enterprise”.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:- INCOME TAXES (Cont.)

Another condition for receiving the benefits under the alternative benefits track pursuant to Amendment No. 60 to the Law is a minimum qualifying investment. This condition requires an investment in the acquisition of productive assets such as machinery and equipment, which must be carried out within three years. The minimum qualifying investment required for setting up a plant is approximately NIS 300 thousand.

The income qualifying for tax benefits under the alternative benefits track will be the taxable income of a company that has met certain conditions as determined by the Amendment (“a beneficiary enterprise”), derived from an industrial enterprise. The Amendment specifies the types of qualifying income that is entitled to tax benefits under the alternative track whereby income from an industrial enterprise includes, among other things, revenues from the manufacture and development of software products and revenues from industrial research and development activities performed for a foreign resident (and approved by the Head of the Administration of Industrial Research and Development).

The benefit period begins in the year in which taxable income is first earned, limited to 12 years from the year that the enterprise began operations, or 14 years from the year in which the approval was granted, whichever period ends earlier.

If dividends are distributed out of tax exempt profits, the Business Acquired will then become liable for tax at the rate applicable to its profits from the approved enterprise in the year in which the income was earned, as if it had not chosen the alternative track of benefits. The Business Acquired’s policy is not to distribute dividends out of these profits.

The above benefits are conditional upon the fulfillment of the conditions stipulated by the Law, regulations published thereunder and the letters of approval for the specific investments in the approved enterprises. In the event of failure to comply with these conditions, the benefits may be canceled and the Business Acquired may be required to refund the amount of the benefits, in whole or in part, including interest. The Business Acquired’s management believes that the Business Acquired is meeting the aforementioned conditions.

On April 1, 2005, an amendment to the Investment Law came into effect (“the Amendment”) and has significantly changed the provisions of the Investment Law. The Amendment limits the scope of enterprises, which may be approved by the Investment Center by setting criteria for the approval of a facility as a Beneficiary Enterprise such as provision generally requiring that at least 25% of the Beneficiary Enterprise’s income will be derived from export.

Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits. However, the Amendment provides that terms and benefits included in any letter of approval already granted will remain subject to the provisions of the law as they were on the date of such approval.

As of December 31, 2009, the Company has not yet begun using the tax benefits mentioned above.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:- INCOME TAXES (Cont.)

c.	Reduction in Israeli tax rates:

On July 25, 2005, the Knesset (Israeli Parliament) approved the Law for the Amendment of the Income Tax Ordinance (No. 147), 2005, which prescribes, among other provisions, a gradual decrease in the corporate tax rate in Israel to the following tax rates: in 2009 – 26% and in 2010 and thereafter – 25%.

In July 2009, the Knesset passed the Law for Economic Efficiency (Amended Legislation for Implementing the Economic Plan for 2009 and 2010), 2009, which prescribes, among others, an additional gradual reduction in the Israeli corporate tax rates and real capital gains tax starting 2011 to the following tax rates: 2011 - 24%, 2012 - 23%, 2013 - 22%, 2014 - 21%, 2015 - 20%, 2016 and thereafter - 18%.

d.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Business Acquired’s and its subsidiary’s deferred tax assets are as follows:

	December 31,
	2008	2009
Deferred tax assets:
Net operating loss carry forward	$4,379	$5,475
Temporary differences relating to reserve and allowances	1,738	1,094

Net deferred tax asset before valuation allowance	6,117	6,569
Valuation allowance	(6,117)	(6,569)

Total net deferred tax asset	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Business Acquired recorded a valuation allowance amounting $ 6,117 and $ 6,569 at December 31, 2008 and 2009, respectively.

f.	Net operating losses carryforward:

As of December 31, 2009, the Business Acquired has accumulated losses for tax purposes in the amount of approximately $ 22,000 which may be carried forward and offset against taxable income in the future for an indefinite period.

BUSINESS ACQUIRED FROM PRESS-SENSE LTD.

NOTES TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:- MAJOR CUSTOMERS INFORMATION

Major customers’ data as percentage of total sales:

	Year ended December 31,
	2008	2009

Customer A	42%	66%

Customer B	12%	7%

Customer C	—	13%

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